Exhibit 99.2
USA Mobility, Inc. Investor Conference Call
October 28, 2010
10:00 a.m. Eastern Time
Operating Results for the 3rd Quarter Ended September 30, 2010

Operator:	Good morning and welcome to USA Mobility’s Third Quarter Investor Conference Call. Today’s call is being recorded. Online today we have Vince Kelly, President and Chief Executive Officer, and Shawn Endsley, Chief Financial Officer. At this time for opening comments I will turn the call over to Mr. Kelly. Please go ahead, sir.

Mr. Kelly: Good Morning. Thank you for joining us for our third quarter investor update. Before we discuss our operating results, I want to remind everyone that today’s conference call may include forward-looking statements that are subject to risks and uncertainties relating to USA Mobility’s future financial and business performance. Such statements may include estimates of revenue, expenses, and income, as well as other predictive statements or plans which are dependent upon future events or conditions. These statements represent the Company’s estimates only on the date of this conference call and are not intended to give any assurance as to actual future results. USA Mobility’s actual results could differ materially from those anticipated in these forward-looking statements. Although these statements are based upon assumptions that the Company believes to be reasonable, they are subject to risks and uncertainties. Please review the risk factors section relating to our operations and the business environment in which we compete, contained in our 2009 Form 10-K, our third quarter Form 10-Q, and related Company documents filed with the Securities and Exchange Commission. Please note that USA Mobility assumes no obligation to update any forward-looking statements from past or present filings and conference calls.

Before we get started with our results this morning, I wanted to comment briefly on the executive realignment we announced last month, including the appointment of Shawn Endsley as Chief Financial Officer. Shawn has served as USA Mobility’s Controller and Chief Accounting Officer for the past six years and thus is uniquely qualified to manage the financial operations of the Company. Shawn takes over the CFO responsibilities from Tom Schilling, who left to pursue an opportunity with another organization. We are grateful to Tom for his many contributions and we wish him much success in the future.

Other key appointments made in connection with the executive realignment included the promotion of MyLe Chang to Controller and Paul Grandfield to Executive Vice President of Operations. Shawn, MyLe and Paul are all long-time USA Mobility executives, and we are confident they will make important contributions to our business success going forward.

I would also note that we are delighted to be able to fill these key positions from within the Company. As many of you know, I’ve commented frequently in the past about the extraordinary level of talent, dedication and resilience displayed every day by employees throughout our entire organization. As a result, we’ve been able to develop the managerial talent and “bench strength” over the years to allow us to make key personnel changes seamlessly and without disruption, even at the senior management level.

Turning to our quarterly results, let me begin by highlighting what we believe was another outstanding quarter for USA Mobility. Despite a still soft economy and high unemployment rates nationwide, we ended the third quarter ahead of our key operating goals for subscribers, total revenue, average revenue per unit (or ARPU), operating expenses, and operating cash flow. In addition, our sales force continued to meet the Company’s plan for gross additions and net churn. At the same time, we were able to increase cash flow margins to new highs, operate profitably within a low-cost operating structure, and once again generate sufficient cash flow to return capital to our stockholders.

Shawn will discuss our financial results in greater detail in a few minutes, but first I want to point out just a few of the key accomplishments we achieved during the quarter.
1.	Year-over-year Subscriber trends improved again during the third quarter, continuing the positive momentum begun in the fourth quarter of last year. Our annual rate of subscriber erosion for the third quarter fell to 15 percent, the lowest since the first quarter of 2008.

2.	Total Revenues again met our performance target for the quarter. The quarterly rate of Revenue erosion improved to 4 percent, a solid improvement from the 7.5 percent in the third quarter of 2009 despite relatively flat paging ARPUs over the past year.

3.	We again made significant progress in reducing Operating Expenses during the quarter. Excluding depreciation, amortization and accretion, Operating Expenses were approximately 21 percent lower during the third quarter of 2010 than they were a year earlier, and were down more than 10 percent from the prior quarter. While expense reduction will continue to be a challenge for us going forward, our recent progress is a tremendous credit to the hard work of employees throughout the organization.

4.	Our cost management efforts and solid revenue performance during the third quarter enabled us to report Earnings Before Interest, Taxes, Depreciation, Amortization and Accretion (or EBITDA) of $22 million. We also reported an EBITDA margin of 38.8 percent for the quarter, the Company’s highest margin in more than six years. While the margin reflected the impact of one-time expense benefits, even absent the expense benefits the margin would have been 37.4 percent, still a six-year high.

5.	Most importantly for stockholders, we continued to meet our goal of generating sufficient free cash flow during the quarter to return capital to stockholders in the form of cash distributions and stock repurchases. We produced $21.9 million in cash from operations in the third quarter, allowing us to pay a regular quarterly cash distribution of $0.25 per share on September 10, 2010. Including the third quarter distribution, we have now returned over $339 million to stockholders over the past five years. In addition, our Board of Directors yesterday declared a regular quarterly cash distribution of $0.25 per share, and a special cash distribution of $1.00 per share. Both distributions will be paid on December 10, 2010.

6.	We continued to repurchase the Company’s common stock during the third quarter under our Stock Repurchase Program, buying back 156,522 shares. Since the program began in August 2008, we have repurchased a total of 5,556,331 shares of our common stock for approximately $52 million. As of September 30th, approximately $16.1 million remains available for purchases under the currently approved plan, which extends through the end of this year. I will comment further on our Stock Repurchase Program in a few minutes.

Overall, we are extremely pleased with our results for the third quarter and first nine months of 2010, and believe we’re well positioned to achieve solid results for the full year.... At this point I’ll ask Shawn Endsley, Chief Financial Officer, to review our quarterly financial results and provide additional comments on our recent operating performance... Shawn.

Mr. Endsley:	Thanks Vince, and good morning.

As Vince noted, we are pleased with the Company’s third quarter operating performance, which was largely in line with our previously announced financial guidance. Continued reductions in operating expenses, combined with favorable subscriber and revenue trends and solid ARPU, contributed to strong cash flows and a higher EBITDA margin for the quarter.

We are particularly pleased with the improvement in year-over-year subscriber trends as the annual pace of unit erosion has now improved in each of the last four quarters. While unit losses remain high, the positive trends in 2010 have clearly reversed the accelerating churn rate we experienced throughout most of 2009. We ended the quarter with 1,950,000 units in service, a net decrease of 77,000 units in the quarter, compared to a decline of 152,000 in the year-earlier quarter.

Our annual rate of net unit loss improved to 15.1 percent, compared to 17.2 percent in the second quarter and 23.5 percent in the year-earlier quarter. The quarterly rate of subscriber loss increased slightly to 3.8 percent from 3.5 percent in the prior quarter but improved from 6.2 percent in the third quarter of 2009.

Total Gross Placements were 66,000 down from 72,000 in the prior quarter and 81,000 in the year-earlier quarter. However, disconnects improved slightly to 143,000 in the third quarter from 144,000 in the second quarter and 233,000 in the third quarter of 2009.

Once again, Healthcare continued to be our most stable market segment with the highest rate of gross placements and lowest rate of net unit losses. For the quarter, the gross placement rate for Healthcare improved to 3.9 percent, compared to 3.8 percent in the year-earlier quarter, while the net unit loss rate was 1.8 percent, versus 2.9 percent in the third quarter of last year. Also, Healthcare accounted for more than 65.7 percent of all gross additions during the quarter, and at September 30th represented 57.1 percent of our total subscriber base, compared to 51.5 percent a year ago.

Total Paging ARPU was $8.85 in the third quarter, compared to $8.87 in the second quarter and $8.89 in the third quarter of 2009. Despite the modest decline in ARPU, we are pleased that overall pricing levels remain relatively stable given the economic challenges over the past year and the continued migration of our customer base toward larger customers with lower ARPU.

Paging Revenue for the third quarter was $52.8 million, a decrease of 3.8 percent from $54.9 million in the second quarter. The annual rate of decline improved to 16.6 percent in the third quarter, compared to 19.3 percent in the prior quarter.

Product Sales increased slightly to $2.8 million in the third quarter, compared to $2.7 million in the prior quarter. Cellular phone sales and Other Revenue declined by 14.7 percent and 32.5 percent, respectively, from the prior quarter. These categories represent only 2.0 percent of total Revenue.

Total Revenue in the third quarter was $56.7 million, compared to $59.1 million in the second quarter and $69.5 million in the third quarter of 2009. The quarterly rate of revenue erosion improved to 4.1 percent, compared to 5.9 percent in the prior quarter and 7.5 percent in the year-earlier quarter. Revenue declined 18.4 percent on an annual basis in the third quarter compared to 21.3 percent in both the second quarter and year-earlier quarter.

Turning to Operating Expenses, we continued to aggressively reduce costs during the quarter. Total Operating Expenses (excluding depreciation, amortization and accretion) were $34.7 million, a reduction of $9.1 million, or 20.8 percent from the year-earlier quarter. Third quarter Operating Expenses declined 10.3 percent from the second quarter, and represented 61.2 percent of revenue compared to 63.0 percent for the third quarter of 2009.

Payroll and related expense, the Company’s largest expense item, decreased 18.7 percent in the third quarter to $13.7 million from $16.9 million in the same quarter of 2009.

Headcount at September 30th was 559 full-time equivalent employees, a reduction of 18.2 percent from 683 a year ago. Going forward, we expect to continue to adjust staffing levels as necessary to best meet our business needs and customer service requirements.

Site Rent expense, our second largest operating expense, declined 2.9 percent to $8.0 million in the third quarter versus the prior quarter and 22.8 percent from the year-earlier quarter. The site rent expense reduction reflects continued progress in our ongoing network rationalization program. At September 30th, we operated 5,959 active transmitters, compared to 7,123 at year-end 2009. Also, we reduced the number of “paid” active transmitters to 3,552 at September 30th from 4,601 at December 31, 2009, a reduction of 22.8 percent. Customer provided sites, which have no associated rent cost, now represent more than 40 percent of our active transmitters.

Beyond Payroll and Related and Site Rent expenses, all Other Expenses totaled $12.9 million in the third quarter, compared to $15.1 million in the second quarter and $16.5 million in the year-earlier quarter, a year-over-year reduction of 21.7 percent. Operating Expenses included a one-time benefit of $0.8 million associated with the departure of the Company’s former Chief Operating Officer and Chief Financial Officer (“COO/CFO”).

EBITDA for the quarter was $22.0 million, compared to $20.4 million in the second quarter and $25.7 million in the third quarter of 2009. EBITDA margin increased to 38.8 percent, compared to 34.6 percent in the prior quarter and 37.0 percent in the year-earlier quarter. Excluding the one-time benefit associated with the COO/CFO’s departure, EBITDA margin would have been approximately 37.4 percent. A schedule reconciling Operating Income to EBITDA has been included in our earnings release.

Capital Expenses totaled $1.7 million for the third quarter returning, as expected, to more normal levels from the low capital expense of $0.6 million in the second quarter, and comparable to the $1.8 million capital expense for the third quarter of 2009.

Other Income reflects the one-time receipt of $2.0 million for the completion of the sale of a narrowband personal communications service license. We periodically review our portfolio of licenses and, where appropriate, may sell licenses to interested third parties. Such sales require Federal Communications Commission approval.

Third quarter Net Income was $15.4 million, or $0.69 per fully diluted share, compared to $9.2 million, or $0.40 per fully diluted share, for the year-ago quarter. Excluding the one-time benefits associated with the departure of the Company’s former COO/CFO and the sale of the narrowband personal communications service license Net Income for the third quarter of 2010 would have been $13.2 million, or $0.59 per fully diluted share.

Income tax expense in the quarter reflects a reduction in the deferred tax asset valuation allowance. We reassessed the expected level of our 2010 taxable income, which resulted in a reduction of the deferred tax asset valuation allowance and income tax expense of $4.3 million in the quarter. The reduction in income tax expense resulted in a quarterly effective income tax rate of 16.6 percent and a year-to-date effective income tax rate of 20.7 percent.

As noted in our press release, we expect $0.01 of our December cash distribution of $0.25 per share to be treated as a dividend distribution and the remaining $0.24 as a return of capital. Likewise, we expect $0.03 of the $1.00 special cash distribution to be treated as a dividend distribution and the balance of $0.97 as a return of capital. The allocation between dividend and return of capital is based on current trends that are subject to change. A determination of the split between taxable dividend and return of capital on our total cash distributions for 2010 will be made prior to January 31, 2011.

I would also note that any taxable income we generate in 2010 would be substantially offset by our tax net operating losses, so we do not expect to incur any significant cash liability for Federal and State income taxes this year.

With respect to our financial expectations for full-year 2010, we are maintaining the updated guidance we provided in July based on current trends. To reiterate that guidance, we expect revenue for full year 2010 to be between $230 million to $235 million, Operating Expenses (excluding depreciation, amortization and accretion) to be between $156 million and $159 million, and Capital Expenses to be between $7 million and $9 million. I would remind you that our projections are based on current trends and that those trends are always subject to change.

With that, I’ll turn it back over to Vince.

Mr. Kelly:	Thanks, Shawn.

Before we take your questions, I wanted to comment briefly on a few other items that may be of interest:
•	First, I’ll provide an update on our Sales and Marketing activities during the quarter;

•	Second, I’ll briefly review our current capital allocation strategy.

•	And, finally, I will reiterate the key business risks and operational challenges we continue to face as we look out over the next several years.

With respect to our Sales and Marketing activities in the quarter, we continued to focus on providing wireless messaging solutions to our target market segments of Healthcare, Government and Large Enterprise. These core segments represented approximately 88 percent of our direct subscriber base at September 30th, compared to 86 percent a year ago. They also accounted for approximately 83 percent of our direct paging revenue in the third quarter, compared to 80 percent in the year-earlier quarter.

Once again, our Healthcare segment continued to be the major contributor during the quarter, generating 55 percent of total direct paging revenue, compared to 50 percent a year ago.

During the quarter our sales and marketing teams remained focused on their three primary goals:
(1) acquire new accounts and business leads; (2) expand our presence within existing accounts; and (3) retain our largest and most valuable customers. As you might imagine, the weak economy continued to present various challenges for our sales force as they pursued these objectives. One recurring obstacle, for example, has been the slow pace of decision-making by potential accounts because customers are typically reluctant to change service providers during uncertain economic times.

Nonetheless, to overcome this challenge, our sales organization implemented a highly disciplined and targeted approach to interacting with customers and prospects, a detailed process to help potential accounts fully understand both the financial and productivity benefits of our suite of wireless services. With this approach, our sales teams also “go the extra mile” — through written materials, presentations and testimonials — to assure prospective accounts that our technical skills and commitment to customer service are second to none. In addition, to expedite customer decision-making, we also have been exceptionally creative and flexible in designing proposals that target the specific needs of prospective customers. We believe this highly focused approach has helped us maintain a strong level of gross additions, minimize our rate of churn, and uncover new opportunities that we might not otherwise have identified using more conventional sales techniques.

Another key advantage for our sales organization, especially during these challenging times, is that it’s comprised of a very tenured group of sales people and managers, many of whom serve as principal contacts for our long-standing customer relationships. With such an experienced staff, we are better positioned than most of our competitors to identify and follow-up on sales opportunities, as well as to respond quickly and knowledgeably to customer questions or concerns.

As a result, our sales teams were able to win a number of large accounts during the third quarter, including three major hospitals — two of them government facilities — and a federal government installation. In fact, interestingly, one of our new customers is in an industry where there are significant barriers to changing vendors, so our ability to convert such a sizeable account is not only a credit to our sales people, but it may bode well for additional business for us within that industry.

To successfully manage these new engagements required contributions from different parts of the sales organization as well as other parts of the Company.

Our Federal Sales Team, for example, worked hand-in-hand with the local sales force to address one particular customer’s needs and put together a winning proposal. Our ability to land these new accounts also required participation from our Network Engineering organization, which designed the network enhancements necessary to meet the in-building and campus coverage requirements of these organizations. Also, each of these new accounts required a substantial customer support component designed to address the lack of support from the previous provider.

Our ability to identify and successfully pursue these large accounts underscores what I see as key sales advantage for us moving forward. As the industry increasingly consolidates around the healthcare market, paging customers will continue to demand highly-reliable messaging services combined with a significant level of account support. With our industry-leading size and scope of operations, I believe we are exceptionally well positioned to compete for and service all healthcare institutions across the country.

Moving to our current Capital Allocation Strategy, I want to again emphasize that our Board and management remain committed to creating value for our stockholders. We also have been committed to returning capital to our stockholders, a goal we established many years ago and will continue to pursue.

As you know, we began paying special cash distributions in 2005 and paid our first quarterly cash distribution in 2006. Since then we have continued to pay regular quarterly cash distributions as well as special cash distributions from time to time. In addition, we initiated a share buy back program two years ago and have extended it several times since then.

Looking ahead, the Board will continue to review our options. As of today, given our projected cash flow, we expect to continue paying quarterly cash distributions for the foreseeable future. In addition we may consider paying special cash distributions from time to time, consistent with our past record and as evidenced by our announcement yesterday. Also, with respect to extending our share repurchase program beyond this year, the Board is currently evaluating the program and expects to make a decision by or shortly after year-end.

That said, I would caution investors that the Company’s ability to return capital to stockholders will diminish over time as our revenue and subscriber base continue to contract. As a result, future decisions regarding capital allocation will be weighed against other opportunities for creating long-term stockholder value, including acquisitions or related strategic approaches that might provide synergies, enhanced revenue and cash flow stability and allow us to utilize our deferred tax assets.

Finally, I wanted to take a minute today to again caution investors about the Business Risks and Operational Challenges we continue to face, notwithstanding the improved operating results we’ve reported over the past year. We clearly are a much smaller company than we were at the time of our formational merger nearly six years ago as our subscriber and revenue base have decreased each year since then. And even though we’ve seen significant improvement in subscriber and revenue trends in recent quarters, we still expect subscriber and revenue erosion will continue for the foreseeable future and our paging business will continue to contract.

Accordingly, our four top business risks continue to be: (1) the rate of subscriber churn as customers continue to migrate to other wireless platforms; (2) the resulting impact on revenue erosion; (3) our ability to continue to cut costs and remain profitable; and (4) maintenance of price stability. We also realize that we may face additional economic uncertainty and industry challenges over time.

These operational challenges require that we continue to pursue a focused business strategy going forward. First and foremost, we must continue to “right size” our cost structure in relation to our revenue base. We believe this is possible and, if so, we think we can continue to generate robust — albeit declining — margins well into the future. However, the absolute value of our cash flows will continue to go down. This means we will continue as a profitable but ever-smaller company. The amount of our cash flow per share we can generate in the future will go down as our total cash flow is likely to decline at a faster pace than our share base absent large scale share repurchases and/or accretive acquisitions.

In summary, we are very pleased with our third quarter results. We met or exceeded our key operating goals, generated significant free cash flow, returned capital to stockholders, continued to repurchase Company stock and currently have substantial cash on our balance sheet. Despite this progress, we know we have much more work ahead of us. However, I can assure you of one thing: we will continue to actively and aggressively pursue all opportunities to create even greater value for our stakeholders.

At this point I will ask the operator to open up the line for your questions. We would ask you to limit your initial questions to one and a follow-up. After that, we will take additional questions as time allows. Operator?

Operator:	Thank you, Mr. Kelly. Today’s question and answer session will be conducted electronically. If you would like to ask a question, you may do so by pressing the star key followed by the digit 1 on your touch-tone phone. If you are joining us on a speakerphone, please make sure your mute function is off to allow your signal to reach our equipment. Again, it is star and the digit 1 to ask a question. We will pause a moment to assemble the queue.

Our first question comes from Rich Murphy, from Cross River. Go ahead.

Rich Murphy:	How you guys doing? Just a great quarter. A question on the opex. Is - how do you get the — to your guidance?

It seems it’s — if margins have to go up, I mean, I can’t get seem to get that $150-plus million opex without a big popup in cost in the fourth quarter, which doesn’t seem like it would be the case.

Mr. Kelly:	In terms of our guidance, we did not revise our guidance this quarter. We typically give guidance at the beginning of the year when we report our fourth quarter results and then mid-year after we’ve got kind of half the year under our belt, we’ll go off and we’ll revise it. And I think for the last three years, we’ve always revised it upwards.

You know, on the revenue guidance, I feel comfortable that we’ll come in in the middle of the range. The expense guidance — the $156 million to $159 million — you know, obviously, we’re going to be at the very low end of that range of, you know, we probably could be below it, as you’re pointing out.

Capex, you know, CAPEX, we gave $7 million to $9 million. We’ll probably be more like $9 million than $7 million, just as we bought more pagers because we have more subscribers in service. So, you know, I hear you. But we just didn’t for this quarter — with just one more quarter to go — want to revise our overall guidance.

Rich Murphy:	Okay. All right and you hit on the CAPEX. That was going to be my follow-up. Okay. Thanks.

Operator:	Our next question comes from Omar Musa, from First Eagle Investment Management.

Omar Musa:	Good morning. In the event of an acquisition, would we expect it to be in the same line of business?

Mr. Kelly:	Well, we have looked at other companies within our line of business, but there’s not a lot of companies left that are, you know, traditional paging companies. And many of the companies that are out there would be a challenge to integrate from a network perspective, because we’re extremely efficient and we operate on 900 Megahertz frequencies.

And it would — just doesn’t make a whole lot of sense to go out there and buy somebody that’s operating in a high-band frequency and effectively have to shut down their entire network, deal with all their landlords, and replace the pagers that the customers have. It’s just easier for us right now to obtain subscribers the old fashioned way in the market, you know, with our sales and marketing efforts and on the street with our sales force.

So if we were to do an acquisition, it could be within the telecommunication space. And it might be outside the telecommunication space. I mean, our job is to create value for our shareholders.

My own view on this is I’ve tended to be very cautious. And we’ve talked about this in the past. We’ve looked at a lot of things over the past year. But we haven’t executed on anything. And we have nothing right now that is like keyed up ready to go. We continue to look. We continue to evaluate. But I am very focused right now — and our team is very focused — on operating our business strategy, executing, turning in good results and returning capital to shareholders.

And we have to make sure that over the long run we don’t take our eye off the ball, which is our primary focus, which is to operate this paging company. But we would also be remiss not to look at in this environment other opportunities when we have a company that’s got a lot of cash-flow capability, no debt, you know, frankly, a enormous deferred tax asset that we’ll never fully utilize on our own.

So if there’s a way that we could create value in a decent accretive way that we all felt good about, that our Board felt good about, that our advisors felt good about, and that we could articulate to our shareholders, you know, I think that, yes, our job as business people and as fiduciaries and stewards, we would look at that, even though it was outside our industry.

But in the mean time, you know, for the purposes of what we’re doing right now after we get off this call, we’re very focused on executing our business plan and turning in good results for the fourth quarter.

Omar Musa:	Excellent, thank you.

Operator:	And again, ladies and gentlemen, if you would like to ask a question, you may do so by pressing the star and the digit 1 on your telephone keypad.

Okay. I have a follow-up question from Rich Murphy, from Cross River. Go ahead sir.

Rich Murphy:	One of the questions was site rent expense. Where are you guys are in the realm of that? How much more can you take out of that before you start to — degrading service?

Mr. Kelly:	With respect to site rent expense, we’re doing two things. We’ve defined what we call our go-to networks, our go-to frequencies. And as you can imagine, you know, USA Mobility is a company that is made up of a lot of acquisitions of other paging companies over the years.

So we’re taking frequencies over time that are not go-to frequencies; frequencies that are not in our long-term plan. And as subscribers churn off this frequency, we’re putting them onto our go-to frequencies, and then we’re deconstructing those networks.

But we also operate a very robust network in all 50 states. And even on our go-to frequencies, our footprint in a lot of places is in areas that doesn’t make a lot of sense, so we will from time to time trim our footprint.

What we’ve done right now — and we just spent some time yesterday with our Board talking about this is we have defined on a nationwide basis what we call red zones, which are primarily around our healthcare sector, and our large healthcare accounts, and the relative satellite clinics and offices that they have.

And we’re not trimming network within those red zones the balance of this year and all of next year.

So, you know, kind of the short answer is we continue to reduce our operating expenses with respect to site rent. We think the business is very scalable. We think long run, this business really is a business that serves the healthcare market.

And so if you’re within the footprint of one of our very large hospitals or, you know, customers in that regard, you probably won’t have a lot to be concerned about going forward in terms of network reduction. But if you’re not, you know, we’ll continue to reduce network.

And I expect that, just in the foreseeable future, we can continue to scale our site rent cost down as our revenue comes down.

Rich Murphy:	Okay and one other question on the revenue side. When you go to win business in a healthcare sector, is it — is there any price concessions? I mean, the price — ARPU is fairly low to begin with. What is the sale? I mean, is it...

Mr. Kelly:	It’s a combination of things. It’s very competitive obviously. There’s other companies out there that don’t bring to the table what USA Mobility brings in terms of our integrated sales and engineering team, software that we can provide to the healthcare provider, and just the overall level of support.

There’s companies that will compete just on price, but the problem with that is it puts pressure on us if we don’t win the account and we lose the account. The person that has made that decision generally regrets it over time, because they don’t get the kind of service that they get with USA Mobility. But it does create pricing pressure.

There still is other paging companies out there. Competitors that really want to focus on, you know, hospital accounts and healthcare. And that’s okay and we’ll deal with them. But it does cause competitive pressure, as you would imagine.

Rich Murphy:	And are you still about 70% of the market?

Mr. Kelly:	Oh yes. Absolutely.

Rich Murphy:	((inaudible)) all patient market? Is that the accurate number?

Mr. Kelly:	Yes.

Rich Murphy:	Okay. So you — okay. All right. Thanks guys.

Mr. Kelly:	Yes. When you say — let me qualify that. When you say, “Is it an accurate number?” I mean, you know, based on our internal estimates, we’re the only public paging company out there, so it’s really hard to get a read on, you know, what the other companies are doing in terms of how many subscribers they have.

We can see a lot of times where they’re cutting field engineers and, you know, they can’t support their accounts, because we get calls from their accounts saying, “Gee, you know, this is terrible. Please come, you know, win my business USA Mobility.” And we say, “Thank you.” But, you know, it’s not a big industry anymore for obvious reasons over the years and contracted.

But I think that it can be very profitable for a very long period of time around this healthcare segment.

Rich Murphy:	And it — the next biggest player is in the low for the 5%-type market share? I mean, is there a second player that you guys go up against when you’re trying to make these sales calls? Or you always...

Mr. Kelly:	Yes there’s a second player, a private company. Yes.

Rich Murphy:	Yes. Okay. I appreciate it guys, thank you.

Mr. Endsley:	Thank you.

Operator:	And at this time, I’m showing no additional questions.

CONCLUDING COMMENTS:

Mr. Kelly:	Thank you for joining us this morning. We look forward to speaking with you after we release our fourth quarter and year-end results early next year. Thanks again and have a great day!

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